Exhibit 5.1
Locke Liddell & Sapp LLP
Attorneys & Counselors

3400 JP Morgan Chase Tower		(713) 226-1200
600 Travis Street		Fax: (713) 223-3717
Houston, Texas 77002-3095	Austin • Dallas • Houston • New Orleans	www.lockeliddell.com
Direct Number: (713) 226-1496
email: dtaylor@lockeliddell.com
April 27, 2006
Synagro Technologies, Inc.
1800 Bering Drive, Suite 1000
Houston, Texas 77057
Ladies and Gentlemen:
     We are acting as counsel to Synagro Technologies, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-3 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”)(such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The Registration Statement relates to the proposed registration by the Company of 20,129,710 shares of its common stock, par value $0.002 per shares (the “Common Stock”), of which up to 5,000,000 shares are being offered by the Company (the “Primary Shares”) and up to 15,129,710 shares are being offered by the selling stockholders named in the Registration Statement (the “Secondary Shares”). For purposes of this opinion, the terms Primary Shares and Secondary Shares also refer to any additional shares of Common Stock included pursuant to Rule 462(b) under the Act.
     In connection with the foregoing, we have examined or are familiar with the corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including its Certificate of Incorporation, Certificate of Amendment to the Certificate of Incorporation and Restated Bylaws, each as amended to date, and (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance and sale of the Primary Shares and the original issuance of the Secondary Shares.
     For the purposes of this opinion, we have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisites to the effectiveness thereof. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
     Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
     (a) When the Registration Statement becomes effective under the Act, when the Board of Directors and the Pricing Committee of the Company have taken all necessary action to approve the issuance and sale of the Primary Shares, and when the Primary Shares are duly registered by the Company’s transfer agent/registrar and delivered to the purchasers of the Primary Shares against payment of the agreed consideration, the Primary Shares will be validly issued, fully paid and nonassessable.

Synagro Technologies, Inc.
April 27, 2006

     (b) The Secondary Shares issued and outstanding as of the date of this opinion have been duly authorized, validly issued and fully paid and are nonassessable.
     (c) The Rights relating to the Primary Shares, when issued in accordance with the Rights Agreement and as contemplated by the Registration Statement, will be validly issued and binding obligations of the Company, enforceable in accordance with their terms.
     (d) The Rights relating to the Secondary Shares issued and outstanding on the date of this opinion are validly issued and binding obligations of the Company, enforceable in accordance with their terms.
     Our opinions expressed above are subject to the qualifications that we express no opinion as the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), including reasonableness, good faith, materiality and fair dealing, and the discretion of the court before which any proceeding therefore may be brought, (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) any laws except the General Corporation Law of the State of Delaware.
     For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion and consent may be incorporated by reference in a subsequent registration statement on Form S-3 filed pursuant to Rule 462(b) under the Act with respect to the registration of additional securities for sale in the offering contemplated by the Registration Statement.
     This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

LOCKE LIDDELL & SAPP LLP
By:	/s/ David F. Taylor
David F. Taylor